 8:
The Cererghino Group Corporate Investor Relations	FIRST MUTUAL BANCSHARES
5333 -15th Avenue South, Suite 1500 Seattle, WA 98108 206. 762.0993 www.stock values.com	Contact John Valaas, President & CEO Roger Mandery, EVP & CFO 425.455.7300 NEWS RELEASE

FIRST MUTUAL BANCSHARES DECLARES SPECIAL CASH DIVIDEND OF $1.00 PER SHARE

BELLEVUE, WA - November 17, 2005 - First Mutual Bancshares, Inc. (Nasdaq: FMSB) announced today its Board of Directors has declared a special cash dividend of $1.00 per share. The dividend is payable on January 4, 2006, to shareholders of record December 14, 2005. In addition, a quarterly cash dividend of $0.10 was declared, with the same record and payable date, so shareholders will receive $1.10 per share on January 4, 2006.

"Our commitment to building shareholder wealth is evident, and the relatively low tax rate on dividends makes cash payouts an excellent way to generate an immediate return on investment while managing our capital," stated John Valaas, President & CEO. "We pay regular quarterly and occasional special cash dividends, and have also generated consistent earnings growth to increase the value of First Mutual over the long term. In addition, we also repurchased nearly 3% of our shares outstanding recently, which should help improve earnings per share going forward."

On October 25, First Mutual reported its 52nd consecutive quarter of year-over-year earnings growth. Third quarter 2005 net income was up 8% over the same quarter of last year to $2.7 million, or $0.49 per diluted share. Return on average equity was 16.7% in the third quarter.

First Mutual's consistent performance has garnered attention from a number of sources. Keefe, Bruyette & Woods named First Mutual to its Honor Roll in 2005 and 2004 for the company's 10-year earnings per share growth rate, and Sandler O'Neill's 2004 Bank and Thrift Sm-All Stars named First Mutual one of the top 30 performing small banks in the country, among the 592 with market capitalizations below $2 billion. In August 2005, U.S. Banker magazine ranked First Mutual #34 in the Top 100 Publicly Traded Mid-Tier Banks, which includes those with less than $10 billion in assets, based on its three-year return on equity.

First Mutual Bancshares, Inc. is the holding company for its wholly owned subsidiary, First Mutual Bank, an independent, community-based bank that operates 12 full-service banking centers in the Puget Sound area, as well as a loan production office in Tacoma, Washington, and a sales finance office in Jacksonville, Florida.

This press release contains forward-looking statements, including, among others, statements about the ability to improve earnings per share and pay quarterly cash dividends that are forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include, among others, various factors affecting general interest rate and net interest margin changes and the fiscal and monetary policies of the government, economic and competitive environment, loan portfolio growth, asset quality, and loan delinquency rates. We disclaim any obligation to update or publicly announce future events or developments that might affect the forward-looking statements herein or to conform these statements to actual results or to changes in our expectations. For further information regarding First Mutual Bancshares, please read company reports filed with the SEC and available at www.sec.gov size=1>.

www.firstmutual.com

- 0 -
EQUAL HOUSING LENDER	Member FDIC

NOTE: Transmitted on Business Wire on November 17, 2005 at 5:09 p.m. PST.